Exhibit 99.1

Tronox Announces Intent to Idle its Pigment Plant in the Netherlands

Updates free cash flow guidance for the year

STAMFORD, Conn., Mar. 17, 2025/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide (TiO2) pigment, today announced that as a result of a strategic review of its asset footprint, Tronox has informed its Netherlands’ labor force that it intends to idle its 90,000 metric ton per year TiO2 plant in Botlek, the Netherlands. The site is currently shut-down due to an outage by the site’s chlorine supplier that began on March 6, 2025, but upon conclusion of consultation with the works council, is not expected to be brought back online. Tronox expects this action will not impact its ability to serve customers, as the Company will leverage its diverse footprint to provide uninterrupted supply. The operating site currently employs approximately 240 impacted permanent staff.

John D. Romano, Chief Executive Officer, commented, “Our announcement today is the result of an extensive review of our asset footprint driven by the ongoing global supply imbalance caused by Chinese competition as well as an increasingly challenged operating environment over the last two and a half years. Idling our Botlek facility enables the optimization of our remaining facilities and improves our overall manufacturing costs. Our Botlek colleagues are an important part of our Tronox team. We are committed to assisting employees during this difficult time and will be providing support by local management and a comprehensive range of services.”

Tronox estimates incurring restructuring and other related charges of approximately $130-160 million, primarily over the next 18 months, including $55-65 million of non-cash write-downs related to the idling of the facility. Cost savings are estimated to exceed $30 million annually from 2026 onwards. The cost savings from the idling of the Botlek site are incremental to the Company’s previously identified $125-175 million of sustainable, run-rate cost improvements deliverable by the end of 2026. As a result of these intended actions, free cash flow for the full year 2025 is expected to be greater than $50 million.

About Tronox

Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, anticipated trends in our business and industry, anticipated costs, benefits and timing regarding the Company’s intent to idle its Botlek pigment plant in the Netherlands and the benefits and timing of the Company's cost improvement plan. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of the Company’s intended idling of its Botlek pigment plan in the Netherlands, capital projects, or the cost improvement plan, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of the Company’s intended idling of its Botlek pigment plan in the Netherlands, capital projects, or the cost improvement plan, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; inflationary pressures and energy costs; currency movements; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information

To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release a non-U.S. GAAP liquidity measure of Free Cash Flow. This non-U.S. GAAP financial measure is a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. For the Company’s guidance with respect to 2025 free cash flow we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.

Investor Relations and Media Contact: Jennifer Guenther
+1.203.705.3701 extension: 103701 (Media)
+1.646.960.6598 (Investor Relations)